Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
MATRIXX INITIATIVES, INC.
at
$8.00 NET PER SHARE
Pursuant to the Offer to Purchase dated December 22, 2010
by
WONDER HOLDINGS, INC.,
a wholly-owned subsidiary of
WONDER HOLDINGS ACQUISITION CORP.
an affiliate of
H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON JANUARY 24, 2011, UNLESS THE OFFER IS EXTENDED.

December 22, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 22, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Wonder Holdings, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Wonder Holdings Acquisition Corp., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share, of Matrixx Initiatives, Inc., a Delaware corporation (“Matrixx”), including the associated rights issued pursuant to the Rights Agreement, dated as of July 22, 2002, between Matrixx and Corporate Stock Transfer, Inc. (the shares of the common stock of Matrixx, together with the associated rights, being referred to collectively as the “Shares”) at a purchase price of $8.00 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of Matrixx from the Chief Executive Officer of Matrixx, accompanied by Matrixx’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $8.00 per Share, net to you in cash without interest, less any required withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 14, 2010, (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, the Purchaser and Matrixx, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into Matrixx, and Matrixx will be the surviving corporation (the “Merger”).

4. The board of directors of Matrixx has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Matrixx and the stockholders of Matrixx, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of Matrixx accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement..

5. The Offer and withdrawal rights will expire at 11:59 PM, New York City time, on January 24, 2011, unless the Offer is extended by the Purchaser.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MATRIXX INITIATIVES, INC.
at
$8.00 NET PER SHARE
Pursuant to the Offer to Purchase dated December 22, 2010
by
WONDER HOLDINGS, INC.,
a wholly-owned subsidiary of
WONDER HOLDINGS ACQUISITION CORP.
an affiliate of
H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 22, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Wonder Holdings, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Wonder Holdings Acquisition Corp., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share, of Matrixx Initiatives, Inc., a Delaware corporation (“Matrixx”), including the associated rights issued pursuant to the Rights Agreement, dated as of July 22, 2002, between Matrixx and Corporate Stock Transfer, Inc. (the shares of the common stock of Matrixx, together with the associated rights, being referred to collectively as the “Shares”), at a purchase price of $8.00 per Share, net to the seller in cash without interest, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:   SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:  , 201

(Signature(s))

(Please Print Name(s))

Address
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Area Code and Telephone No.

Taxpayer Identification or Social Security No.